Exhibit 99.p(ii)(b)

23.

CODE OF ETHICS
FOR SENIOR
OFFICERS

Code of Ethics for Senior Officers

The Boards have adopted a written code of ethics (the “Code”) for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for the Guardian-Sponsored Mutual Funds (the “Funds”)

Covered Officers

Currently, the Code applies to Thomas Sorell, Principal Executive Officer, Frank Pepe, Principal Financial Officer, and Nydia Morrison, Controller (the “Covered Officers”)

Key Provisions of the Code

The Code requires that the Covered Officers must

•                  avoid actual and apparent conflicts of interest

•                  be familiar with the Funds’ disclosure requirements and not knowingly misrepresent facts about the funds to others

•                  promote compliance with applicable laws, rules and regulations

•                  certify to the Board at least annually that he or she has complied with the Code

•                  report to the Board at least annually any direct or indirect interest in a fund or Fund affiliate the value of which exceeds $60,000

•                  notify the Chief Legal Officer of the Funds of any violation of the Code

Overnight and Enforcement

The Code sets forth procedures for investigating and enforcing the Code   Those procedures provide that the Chief Legal Officer of the Funds is responsible for interpreting the Code in a given situation, and will take all appropriate actions to investigate a potential violation, and if appropriate, will report such violation to the Nominating and Governance Committee of the Funds   If the Committee concurs that a violation has occurred, it will consider the appropriate action to be taken

In addition to violations, any proposed amendments to the Code or requests for waivers from Code provisions must be brought to the attention of the Nominating and Governance Committee, which will, in its discretion, make a recommendation to the Board   A “waiver” is a material departure from a provision of the Code, and an “implicit waiver” is the failure to take action within a reasonable  time with respect to a known material departure from a provision of the Code    Both types of waivers must be disclosed pursuant to SEC rules   Any amendments to the Code or waivers granted thereunder must be approved by a majority vote of the Board

Following is a copy of the Code

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR
FINANCIAL OFFICERS OF THE GUARDIAN-SPONSORED MUTUAL FUNDS

Adopted November 13, 2003

1  Covered Officers/Purpose of the Code

This code of ethics (“Code”) for the Guardian-Sponsored Mutual Funds (each, a “Fund,” and collectively, the “Funds”) applies to the Funds’ Principal Executive Officer, Principal Financial Officer and Controller (each, a “Covered Officer”) set forth on Exhibit A   The purpose of the Code is to promote

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds,

•                  compliance with applicable laws and governmental rules and regulations,

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code, and

•                  accountability for adherence to the Code

Each covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest

II  Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview   A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interest of, or his or her service to, the Funds   For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds   Certain conflicts of interest are out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”)   For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds

The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of the securities laws, including the investment Company Act and the Investment Advisers Act   The Code does not, and is not intended to, repeat or replace those programs and procedures   Although typically not presenting an opportunity for improper personal benefit, conflicts of interest usually arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees   As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds   The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds   Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically   In addition, it is recognized by the Funds’ Board of Directors/Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The following list provides some examples of conflicts of interest under the Code   Covered Officers should keep in mind that these examples are not exhaustive   The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds   Each Covered Officer must not

•                  use his or he personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds,

•                  cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds, or

•                  use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions,

There are some conflict of interest situations that should be discussed with the senior legal officer of the Funds (the “Chief Legal Officer”)   Examples of these include

•                  service as a director on the board of any company,

•                  the receipt of any gifts in excess of $100,

•                  the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, or is reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety,

•                  any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof, and

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership

III  Disclosure and Compliance

Each Covered Officer should

•                  be familiar with the disclosure requirements generally applicable to the Funds and, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds,

•                  not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors and auditors, and to governmental regulators and self-regulatory organizations, and

•                  promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations

IV  Reporting and Accountability

Each Covered Officer must

•                  upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code and will comply with it,

•                  annually thereafter affirm to the Board that he or she has complied with the requirements of the Code,

•                  report at least annually to the Board any direct or indirect interest arising out of any transaction, contract, arrangement or understanding between the Covered Officer or any of his or her immediate family members and a Fund, Guardian Investor Services, LLC, Guardian Ballie Gifford Limited, UBS Global Asset Management – Americas, any of their officers or affiliates, or any person controlling, controlled by or under common control or any of the above entities, the value of which exceeds $50,000,

•                  notify the Chief Legal Officer promptly if he or she knows of any violation of this Code   Failure to do so is itself a violation of this Code, and

•                  not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in a particular

situation   However, any approvals or waivers sought by a Covered Officer must be considered  by the Nominating and Governance Committee of the Board (the “Committee”), which will, in its discretion, make a recommendation to the Board

The Funds will follow these procedures in investigating and enforcing this Code

•                  the Chief Legal Officer will take all appropriate actions to investigate any reported potential violations,

•                  if, after such investigation, the Chief Legal Officer believes that no violation has occurred, no further action is required to be taken,

•                  any matter that the Chief Legal Officer believes is a violation will be reported to the Committee,

•                  if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the investment adviser or its board, or a recommendation to dismiss the Covered Officer,

•                  the Board will be responsible for granting waivers, as appropriate, and

•                  any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules

V  Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder   Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriters, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Funds’ and their investment adviser’s, sub-advisers’ and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act, and the more detailed policies and procedures of those codes, are separate requirements applying to the Covered Officers and others, and are not part of this Code

VI  Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board

VII  Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly   Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Chief Legal Officer, the Board and counsel to the Independent Directors/Trustees of the Funds

VII Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Funds, as to any fact, circumstance, or legal conclusion

EXHIBIT A

Thomas Sovell	Principal Executive Officer

Frank Pepe	Principal Financial Officer

Nydia Morrison	Controller

INITIAL CERTIFICATION

I,                                , certify that (a) I have received the Code of Ethics for Principal Executive and Senior Financial Officers of The Guardian-Sponsored Mutual Funds (the “Code”) and (b) I have read the Code, understand its contents and will comply with it

Signature
Date

ANNUAL CERTIFICATION

I,                                , affirm that I have complied with the requirements of the Code of Ethics for Principal Executive and Senior Financial Officers of The Guardian-Sponsored Mutual Funds  for the year ended December 31`, 2003

Please answer Yes or No   Neither I nor any of my immediate family members has had any direct or indirect interest arising out of any transaction, contract, arrangement or understanding with a Fund, Guardian Investor Services LLC, Guardian Ballie Gifford Limited, UBS Global Asset Management – Americas, any of their officers or affiliates, or any person controlling, controlled by or under common control of any of the above entities, the value of which exceeds $60,000, during the year ended December 31, 2003

☐Yes

☐No

If answer is Yes, give details

Signature
Date